KeyOn Communications:	KeyOn Investors:
Rory Erchul	Anthony Evans
KeyOn Communications	Dupont Capital
402-998-4000	415-785-7858
keyon@dupontcapital.org

KeyOn Reports Fiscal 2007 Results
- Revenues increase by 196% to $7.2 million and subscribers exceed 17,000 -

OMAHA, NE, March 31, 2008 -- KeyOn Communications Holdings, Inc. (OTC BB: KEYO), a leading provider of wireless broadband and voice over Internet protocol (VoIP) services to rural and underserved markets, reported financial results for the year ended December 31, 2007.

Recent Highlights
•	Completed two acquisitions and drove organic growth, achieving a 140% subscriber growth rate.
•	Pro forma revenues exceeded $8.5 million.
•	Entered into a National Retailer Agreement with DISH Network to sell DISH satellite video services in the company’s markets.
•	Provided additional value to our subscribers with launch of Bullseye Club, a customer rewards and loyalty program.
•	Enhanced management team with the addition of Sid Ganju as Executive Vice President of Corporate Development and Strategy.
•	Received FCC approval to operate at 3.65 GHz spectrum band nationwide.
•	Announced agreement with Airspan to deploy WiMAX at 3.65 GHz spectrum band.
•	Raised $2.2 million of equity in becoming public and successfully refinanced our $3 million term note with a $4.5 million term facility.

Jonathan Snyder, President and CEO of KeyOn Communications, stated, “We executed on our strategy in 2007 and achieved meaningful company milestones: completing 2 acquisitions and continuing our organic growth, adding margin enhancing services like DISH, and providing a more valuable experience for our subscribers. Our subscriber count makes us the largest wireless broadband company serving rural markets and the 2nd largest in the U.S. We see great acquisition opportunities throughout our target markets which provide a path to continued significant growth. Also, with the addition of Sid Ganju, a former executive in Corporate Development at BellSouth, to head corporate development and strategy, we are focused on identifying more acquisition targets, forging new partnerships and introducing advanced technologies, such as WiMAX.”

2007 Year End Financial Results

This press release includes disclosure regarding “Adjusted EBITDA,” which is a non-GAAP (generally accepted accounting principles) financial measure defined as earnings or loss from operations adjusted for depreciation, amortization, other non-cash and one-time, non-recurring expenses. Adjusted EBITDA should not be construed as an alternative to operating loss as defined by GAAP.

For the year ended December 31, 2007, revenue was $7.2 million, up $4.8 million, from $2.4 million for the year ended December 31, 2006, an increase of 196%, as the Company completed two acquisitions in 2007, SpeedNet Services, Inc. and MicroLnk LLC. The operating loss, which included one-time and non-cash expenses of $3.3 million, was $7.0 million for the year ended December 31, 2007, as compared to an operating loss of $1.9 million for the year ended December 31, 2006. The Company’s operating margin decreased by 19 percentage points year over year.

By removing the one-time and non-cash expenses, the normalized operating loss margin improved by 27 percentage points from a total normalized operating loss $3.7 million for the year ended December 31, 2007, as compared to a loss of $1.9 million for the year ended December 31, 2006. The elimination of duplicative costs and efficiencies achieved through economies of scale generated from our acquisitions contributed to the improved operating margin. The company reported a net loss of $7.6 million, or $1.18 loss per share, for the year ended December 31, 2007, compared to a net loss of $2.2 million, or $0.48 loss per share, for the year ended December 31, 2006.

Adjusted EBITDA for the year ended December 31, 2007 was $(1.1) million, compared to $(0.8) million in the prior year.

As the company completed the acquisition of SpeedNet Services, Inc. on January 31, 2007 and MicroLnk, LLC on October 22, 2007, management has provided pro forma Adjusted EBITDA for the year ended December 31, 2007, including adjustments for one-time and non-cash items. For the year ended December 31, 2007 pro forma Adjusted EBITDA was $(666,000), compared to $133,000 in the prior year.

Annette Eggert, KeyOn’s CFO, stated, “When evaluating our performance, it is important to set aside the large one-time charge in connection with our planned equity offering in the fourth quarter as well as the non-cash, stock-based compensation expenses. Excluding these charges and adjusting results for our two acquisitions, our Adjusted EBITDA for the year was negative $666,000 which is a more representative baseline for KeyOn’s performance for the year. In 2008, we expect to generate positive EBITDA by continuing to achieve cost savings from our growing scale economies as well as keeping our overall fixed expenses constant.”

Outlook

“Throughout our rural and underserved target markets in the US, a “digital divide” exists that affects more than 70 million people who have no easy access to affordable broadband. This situation has created significant pent-up demand as broadband has become a necessity rather than a luxury. Our strategy will be to continue the acquisitions of the assets of wireless broadband companies and to integrate them into our scalable platform. We will continue to acquire small and fragmented operators at attractive prices and grow our overall base. In addition, partnerships, like the one we formed with Airspan, are very much a part of the overall vision for the company where our leadership position in rural and underserved markets makes us a partner of choice for the vendors as well as the other service providers.”

-Tables follow-

KEYON COMMUNICATIONS HOLDINGS INC. AND RELATED ENTITIES
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Year Ended December 31,
	2007	2006

TOTAL REVENUES:	$7,185,433	$2,430,829

OPERATING COSTS AND EXPENSES:
Payroll, bonuses and taxes	3,502,610	1,329,654
Depreciation and amortization	2,572,906	1,063,881
Other general and administrative expense	1,749,643	767,155
Network operating costs	2,523,601	665,259
Marketing and advertising	558,922	234,324
Installation expense	380,944	145,956
Professional fees	1,257,569	111,387
Stock based compensation	1,606,893	13,059

Total operating costs and expenses	14,153,088	4,330,675

LOSS FROM OPERATIONS	(6,967,655)	(1,899,846)

OTHER INCOME (EXPENSE):	(643,098)	(306,528)

NET LOSS	$(7,610,753)	$(2,206,374)

Net loss per common share--basic and diluted	$(1.18)	$(0.48)

Keyon Communications Holdings, Inc. and Related Entities
Pro forma Condensed Consolidated Statement of Operations
For the Year Ended December 31, 2007 (Unaudited)

	KeyOn year ended 12/31/2007	SpeedNet Services month ended 1/31/2007	Microlnk period ended 10/22/2007	Adjustments		Pro forma KeyOn year ended 12/31/2007

Revenue	$7,185,433	$482,435	$567,911	$278,972	i	$8,514,751

Total Operating Costs and Expense	14,153,088	710,670	720,282	(3,623,792)	a,b,c,d,e,f, i	11,960,247

Loss from Operations	(6,967,655)	(228,235)	(152,370)	3,902,764		(3,445,496)

Total Other Income (Expense)	(643,098)	(18,869)	(662)	148,587	g, h	(514,043)

Net Loss	$(7,610,753)	$(247,104)	$(153,032)	$4,051,351		$(3,959,539)

Reconciliation of Net Loss to EBITDA
Loss from Operations	$(6,967,655)	$(228,235)	$(152,370)	$3,902,764		$(3,445,496)

Depreciation and Amortization	2,572,906	170,567	86,181	(50,228)	b	2,779,426
2007 Non-Cash and One Time Items	3,317,213	-	-	(3,317,213)	j	-

Adjusted EBITDA	$(1,077,536)	$(57,668)	$(66,189)	$535,323		$(666,070)

a.	$.3M represents the elimination of retention bonuses (plus payroll taxes) paid to top employees to stay during sale of business and elimination of duplicative resource salaries
b.	$.05M represents the depreciation adjustment for January for new fair market valuation of assets
c.	$.2M represents an adjustment rent due to relocation into one location
d.	$1.8M represents an adjustment for non-cash related expenses
e.	$1.3M represents deal related expenses incurred primarily in Q4 2007
f.	$.2M represents an adjustment to salaries for additional headcount for deal related activities
g.	$.02M represents an adjustment of interest charged on SpeedNet Services other debt that is not a liability under KeyOn SpeedNet
h.	$.13M represents non-cash interest expense on warrants
i.	To record $.2M of service credits as network expenses and $.1M of promotional credits as customer acquisition expenses
j.	To reverse the $1.8M non-cash items already included in adjustment d in total operating costs and expense

Keyon Communications Holdings, Inc. and Related Entities
Pro forma Condensed Consolidated Statement of Operations
For the Year Ended December 31, 2006 (Unaudited)

	KeyOn year ended 12/31/2006	SpeedNet year ended 12/31/2006	MicroLnk year ended 12/31/2006	Adjustments		Pro forma

Revenue	$2,430,830	$5,203,296	$750,242	$118,050	f	$8,502,418

Total Operating Costs and Expense	4,330,676	7,154,244	991,411	(566,593)	a,b,c,d,f	11,909,738

Loss from Operations	(1,899,846)	(1,950,948)	(241,169)	684,643		(3,407,320)

Total Other Income (Expense)	(306,528)	(658,924)	(11,206)	331,732	e	(644,926)

Net Loss	$(2,206,374)	$(2,609,872)	$(252,375)	$1,016,375		$(4,052,246)

Reconciliation of Net Loss to EBITDA
Loss from Operations	$(1,899,846)	$(1,950,948)	$(241,169)	$684,643		$(3,407,320)

Depreciation and Amortization	1,063,881	2,373,167	102,915	-		3,539,963

Adjusted EBITDA	$(835,964)	$422,219	$(138,254)	$684,643		$132,643

a.	$.3M reduction in executive compensation and duplicative functions
b.	$2M--20% reduction in data transmission costs due to new contracts
c.	$.1M reduction in professional fees due to acquisition expenses
d.	$.1M reduction in rent due to move/consolidation
e.	$.3M reduction in interest paid for debt in SpeedNet Services
f.	$.1M service credits moved out of revenue and to network operating expense

About KeyOn Communications Holdings, Inc.

KeyOn Communications Holdings Inc. (OTC BB: KEYO) is a leading provider of wireless broadband services to rural and underserved markets with populations generally less than 250,000. KeyOn offers its broadband services along with voice over Internet protocol (VoIP) and satellite video services to both residential and business subscribers across 11 Western and Midwestern states. Through a combination of organic growth and acquisitions, KeyOn has expanded its network footprint to reach approximately 50,000 square miles and cover nearly 2,500,000 people as well as small-to-medium businesses. With its successful track record of acquiring companies and growing its core subscriber base, KeyOn has established itself as one of the largest wireless broadband companies in the United States. Management intends to drive subscriber growth through additional asset acquisitions as well as organic growth across the company’s expanding footprint by offering bundled services including broadband, video and VoIP and related valuable services such as the Bullseye Club. The company also intends to opportunistically build mobile and/or nomadic WiMAX networks in and around its market footprint. More information on KeyOn can be found at www.keyon.com.

Safe Harbor Statement

Certain statements contained in this press release are "forward-looking statements" within the meaning of applicable federal securities laws, including, without limitation, anything relating or referring to future financial results and plans for future business development activities, and are thus prospective. Forward-looking statements may include, without limitation, the company’s expectations regarding: future financial and operating performance and financial condition; plans, objectives and strategies; product development; industry conditions; the strength of its balance sheet; and liquidity and financing needs. Readers are cautioned not to put undue reliance on such forward-looking statements, which are not a guarantee of performance and are subject to a number of uncertainties and other factors, many of which are outside of the company’s control, which could cause actual results to differ materially from such statements. For a more detailed description of the factors that could cause such a difference, please refer to the company’s filings with the Securities and Exchange Commission, including the information under the headings “Risk Factors” and “Forward-Looking Statements” in our Form 10-KSB filed on March 31, 2008. Consequently, future events and actual results could differ materially from those set forth in, contemplated by, or underlying the forward-looking statements contained herein. The company undertakes no obligation to update or supplement such forward-looking statements.